EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the (i) Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-36856) of Enterprise Products Partners L.P.; (ii) Amendment No. 2 to Registration Statement on Form S-3 (No. 333-102778) of Enterprise Products Partners L.P. and Enterprise Products Operating L.P.; (iii) Registration Statement on Form S-8 (No. 333-82486) of Enterprise Products Partners L.P.; and (iv) Registration Statement on Form S-3 (No. 333-107073) of Enterprise Products Partners L.P., of our report dated April 15, 2004 relating to the combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P., which appears in this Current Report on Form 8-K of Enterprise Products Partners L.P.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 16, 2004